FORM OF PURCHASE AGREEMENT

                  Firstar Funds, Inc., a Wisconsin corporation (the "Company"), and B.C. Ziegler & Company ("B.C. Ziegler") hereby agree as follows:

                  1. The Company hereby offers B.C. Ziegler and B.C. Ziegler hereby purchases, in consideration for the payment of $_______, one share of beneficial interest of the Small Cap Aggressive Growth Fund - Institutional, one share of the Small Cap Aggressive Growth Fund - Series A, and one share of the Small Cap Aggressive Growth Fund - Series B for a purchase price corresponding to the net asset value per share as listed in Exhibit 1 to this agreement.

                  2. B.C. Ziegler acknowledges that the shares purchased hereunder have not been registered under the federal securities laws and that the Company is relying on certain exemptions from such registration requirements. B.C. Ziegler represents and warrants that it is acquiring such shares solely for investment purposes and that B.C. Ziegler has no present intention to redeem, sell or otherwise dispose of the shares.

                  3. This Agreement shall be governed by the law of the State of Wisconsin. Firstar Funds is a corporation organized under the laws of Wisconsin and under Articles of Incorporation, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Wisconsin as required by law, and to any and all amendments thereto so filed or hereafter filed.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the __ day of ____, 2000.

(SEAL)
                                         FIRSTAR FUNDS, INC.

                                         By:________________________
                                               Name: _______________
                                               Title: ______________

                                         B.C. ZIEGLER & COMPANY

                                         By: _______________________
                                               Name: _______________
                                               Title: ______________

                                    EXHIBIT 1

Firstar Small Cap Aggressive Growth Fund - Institutional      $________

Firstar Small Cap Aggressive Growth Fund - Series A           $________

Firstar Small Cap Aggressive Growth Fund - Series B           $________

Total consideration for one share of each series              $________